For Immediate Release

NAMBÉ PUEBLO SIGNS CASINO MANAGEMENT AGREEMENT WITH FULL HOUSE RESORTS

Las Vegas, June 20, 2005 - Full House Resorts, Inc. (OTCBB: FHRI) ("Full House") announced today that the Nambé Pueblo Gaming Enterprise Board (the Board), a board of the Nambé Pueblo of New Mexico (the Tribe) has signed a Gaming Development and Management Agreement with Full House Resorts which is subject to the approval of the National Indian Gaming Commission in accordance with federal law. The Management Agreement provides for a 30% management fee payable to Full House over seven years from the opening of the gaming facility. First year revenues from gaming are projected to be $36 million. The Company anticipates opening the facility in late 2007.

Full House has proposed a multi-phased Master Plan of Economic Development for the Tribe. The first phase development of a full-scale casino will include a 50,000 square foot facility with 500 slot machines, twelve table games, three food outlets, gift shop, entertainment lounge and other amenities. An indoor amusement park to allow for family entertainment is also planned for the first phase. Phased development will include a hotel, convention center and events center. Other future development that has been discussed for the tribe's 1,800 acre site on Highway 84/285 fifteen miles north of Santa Fe includes retail outlets and restaurants.

DCSW Architects of Albuquerque was selected as the project architect. DCSW, headed by Marc Schiff, brings over 28 years experience in the planning design, development and construction supervision of casinos, hotels, cultural centers, public buildings and other commercial developments.

Greg Violette, Chief Operating Officer of Full House, stated, "The team at Full House is looking forward to working with the Tribe and its Enterprise Board to make a reality of the vision that these leaders have for their people. Full House will assist the tribe with the implementation of all phases of its economic development plan so that we can share in a mutually profitable relationship."

Andre Hilliou, Chief Executive Officer of Full House, stated, "We are pleased to report this agreement to our shareholders. We have promised to grow the company and this project will provide additional management fee revenues to the company and be accretive to earnings."

Tom Talache, Jr., Governor of the Nambé Pueblo, stated, "Full House Resorts has shown itself to be a worthy partner in our economic development plan. They have worked with us to formulate a plan that respects our history and culture and will be exciting and entertaining to the public. We appreciate the efforts to date of both Full House and DCSW, which has shown great vision in its preliminary design work. We anticipate great things from this economic development process and look forward to long-lasting gains."

Brenda McKenna, Chairperson of the Nambé Pueblo Gaming Enterprise Board, stated, "I am looking forward to a successful partnership with Full House and the beginning of a new business, political and social era for Nambe Oweenge."

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About Full House Resorts

Full House Resorts, Inc. develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi for the development and management of a first-class casino resort in the Battle Creek, Michigan area, which is presently under development. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots and Simulcast has a total of approximately 1,574 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge area. In addition to the Gaming Management Agreement with the Nambé Pueblo, the Company has a Gaming Management Agreement with the Northern Cheyenne Nation of Montana for the development and management of a 20,000 to 25,000 square foot gaming facility and was recently named developer and manager for the gaming development project of the Manuelito Chapter of Navajo Indians of New Mexico.

Forward-looking Statements

No assurances can be given that any agreement, development, project or venture mentioned or contemplated by this release will occur. Certain statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to risks and uncertainties that may cause actual results or performance to be materially different from that expressed or implied in such statements.

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For further information, contact

Greg Violette, Chief Operating Officer

Full House Resorts, Inc.

702-221-7800